Exhibit 10.1

AMENDED AND RESTATED OFFER LETTER, CONFIDENTIALITY AND NON-COMPETITION AGREEMENT

This Amended and Restated Offer Letter, Confidentiality and Non-Competition Agreement (this “Agreement”) made as of May 16, 2020 (the “Effective Date”), is between Hertz Global Holdings, Inc., a Delaware corporation (the “Company”), and Paul Stone (“Executive”).

RECITALS

WHEREAS, Executive has previously entered into an offer letter with The Hertz Corporation (“Hertz”), dated February 27, 2018 (the “Prior Offer Letter”) to employ Executive as Executive Vice President and Chief Retail Operations Officer, North America;

WHEREAS, Executive has previously entered into the Employee Confidentiality and Non-Competition Agreement with Hertz and the Company (collectively, the “Companies”), dated February 28, 2018 (the “Prior Restrictive Covenant Agreement”), which is incorporated by reference into the Prior Offer Letter;

WHEREAS, the Company and Executive desire to replace and supersede the Prior Offer Letter and Prior Restrictive Covenant Agreement in their entirety by entering into this Agreement setting forth the terms of Executive’s employment with the Company and its subsidiaries and affiliates from and after the Effective Date;

NOW, THEREFORE, in consideration of the foregoing, the premises and mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Company and Executive agree as follows:

1.	RELATIONSHIP: AT WILL EMPLOYMENT

The Company hereby agrees to employ Executive as Chief Executive Officer and President of the Companies. Executive specifically acknowledges that his employment with the Company is and will be “at will” and that, consequently, either Executive or the Company may terminate the employer-employee relationship at any time, for any reason or for no reason at all, subject to the continuing obligations of Executive as set forth in Section 5 of this Agreement.

2.	DUTIES

As of the Effective Date, Executive shall serve as Chief Executive Officer and President of the Companies, and will, honestly and to the best of his ability perform the duties of Chief Executive Officer. Executive’s duties and authority shall consist of and include all duties, responsibilities and authority customarily performed and held by individuals serving in such position. From and after the Effective Date, the Boards of Directors of the Companies shall take such actions as are necessary to nominate and appoint Executive as a Director on the Boards of Directors of each of the Companies (the “Boards”) to serve as a Director until his successor shall be duly qualified and elected. Upon the termination of Executive’s employment for any reason (unless otherwise agreed in writing between Executive and the Company), Executive shall be deemed to have resigned, without any further action on Executive’s part, from any and all officer and director positions that Executive, immediately prior to such termination, (i) held with the Companies or any of their affiliates, or (ii) held with any other entities at the direction of the Companies or any of their affiliates. Executive shall report solely and directly to the Boards.

3.	COMPENSATION AND BENEFITS

(a)       As of the Effective Date, Executive’s annual base salary shall be $1,000,000.00, paid in accordance with the Company’s normal payroll practices. In addition, Executive shall be eligible to participate in the Company Pre-Paid Key Executive Retention and Incentive Program, if any. In the event of a Qualifying Termination (as defined in the Senior Executive Severance Plan, the “Severance Plan”)), Executive will continue to be eligible to receive severance in accordance with the terms and conditions of the Severance Plan, as may be amended from time to time. Payment of any such severance shall be contingent upon the execution of a general release including customary non-competition, non-disclosure and non-disparagement provisions.

(b)       Executive shall continue to be eligible to receive a company-provided vehicle for his personal and professional use. The Company retains the right and sole discretion to amend, modify or rescind such policy at any time and for any reason. Executive will continue to be eligible for four weeks’ vacation per the terms and conditions of The Hertz Corporation vacation policy. Executive shall, subject to and in accordance with the terms and conditions of the applicable plan documents and all applicable laws, be eligible to participate in the employee benefit plans and arrangements the Company makes available from time to time to its U.S. senior executives generally, as such plans may be amended from time to time.

(c)       Payments under this Agreement are subject to all applicable withholding taxes.

4.	LOCATION

Executive’s role is based out of the Company’s Estero, Florida headquarters. As a condition to Executive’s employment as Chief Executive Officer and President, he represents and acknowledges that for the duration of his employment as Chief Executive Officer and President of the Companies, he shall maintain his principal place of residence within thirty (30) miles of the Company’s world headquarters in Estero, Florida.

5.	CONFIDENTIALITY; RESTRICTIVE COVENANTS

(a)       Executive recognizes and acknowledges that the business of the Company is highly competitive and that during the course of his relationship with the Company he will have access to significant proprietary and confidential information belonging to the Company. Executive therefore covenants and agrees, for the duration of this Agreement and at all times following its termination, he will not use or disclose (other than in furtherance of Company’s business interests during the term of this Agreement and as authorized by the Company) any confidential proprietary information of the Company, including, but not limited to, customer and supplier lists, customer or prospect information, pricing information, business plans, business development plans or other strategic plans or information, sales and marketing information, patents, patent rights, inventions, trademark or trade name rights, copyrights and other intellectual property rights, techniques, know-how and trade secret information, plans or information regarding the Company’s future products and services and other business and financial information of or relating to the Company or its customers. Executive shall retain all such information in trust for the sole benefit of the Company. Executive agrees that the Company has expended considerable time, effort and expense in assembling and maintaining such information and that such information constitutes both (i) trade secret and/or confidential and proprietary information of the Company and (ii) part of the Company’s goodwill.

(b)       During the term of this Agreement and Executive’s employment by the Company, and for a period of eighteen (18) months after the termination of Executive’s employment with the Company, whether said termination was voluntary or involuntary (the “Restricted Period”), Executive shall not, without the prior written consent of the Company, directly or indirectly, whether as a principal, agent, officer, director, partner, employee, consultant, independent contractor or in any other capacity whatsoever, alone or in association with any other person, carry on, or be engaged, concerned or take part in, or render services or assistance to, or own, share in the earnings of, or invest in the stocks, bonds or other securities of any business, firm, corporation, entity, institution or any other person that (i) is directly or indirectly in competition with the Companies, (ii) that is, seeks to become or, during the Restricted Period becomes, a creditor, equityholder, or creditor committee member of, or lender or financial advisor to, the Companies, or (iii) during the Restricted Period obtains, an interest in the Companies. An individual or entity will be presumed to be in competition with the Companies if the individual or entity markets, sells, produces, renders or distributes the same or similar types or kinds of products and/or services as those marketed, sold, produced, rendered or distributed or which were in research and development by the Companies at any point during the term of this Agreement. The foregoing restriction will not preclude Executive from owning up to 1% of the stock of a publicly traded company or from engaging in competitive business activities which do not otherwise violate the terms and conditions of subsection (a) or subsection (c) of this Agreement.

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(c)       During the Restricted Period, Executive shall not, as a principal, proprietor, director, officer, partner, shareholder, employee, member, manager, consultant, agent, independent contractor or otherwise, for himself or on behalf of any other person or entity other than the Companies, directly or indirectly:

(i)       Solicit or attempt to solicit any competitive business as described above from any customer or prospective customer of the Companies whom Executive came to know, came to service, or came to learn the identity of during course of the Employee’s relationship with the Company;

(ii)       Solicit or induce or attempt to solicit or induce any person who is employed by the Companies to leave the Companies; or

(iii)       Aid, assist or counsel any other person, firm, corporation, entity or the like to take any of the actions set forth in Section 3(c)(i) or (ii).

(d)       All written materials, records and documents made by Executive or coming into Executive’s possession during the term of this Agreement concerning the business or affairs of the Companies, together with all intellectual and industrial property rights attached thereto, shall be the sole property of the Companies; and, upon termination of Executive’s employment and/or this Agreement or at the request of the Company at any time, Executive shall promptly deliver all such materials and information in his possession or control to the Company. Upon a termination of employment for any reason, Executive shall promptly deliver to the Company all non-personal documents and data of any nature and in whatever medium pertaining to Executive’s employment with the Companies, or any of their subsidiaries or affiliates, or any other property of the Companies or any of their subsidiaries or affiliates (including, without limitation, any electronic equipment) and he shall not take with him any such property, documents or data, in any form or media, of any description or any reproduction thereof, or any documents containing or pertaining to confidential and proprietary information.

(e)       In view of the services which Executive will perform for the Companies, which services are special, unique and extraordinary in character and which will place Executive in a position of confidence and trust with customers of the Companies and will provide Executive with access to confidential and proprietary financial information, trade secrets, “know-how” and other confidential and proprietary information of the Company, Executive expressly acknowledges that the restrictive covenants set forth in this Section 5 are reasonable and necessary to protect and maintain the proprietary and other legitimate business interests of the Companies and that the enforcement of such restrictive covenants will not prevent Executive from earning a livelihood or impose any undue burden on Executive or his family. Executive further acknowledges that the remedy at law for any breach or threatened breach of this Section 5 by him, if such breach or threatened breach is held by the Court to exist, will be inadequate and, accordingly, that the Companies shall, in addition to all other available remedies, be entitled to injunctive relief without being required to post bond or other security and without having to prove the inadequacy of the remedies available at law. In addition, in the event a Court determines that there has been a breach or threatened breach or repudiation of Section 5 of this Agreement by Executive, Executive agrees that, in addition to injunctive relief and monetary damages, the Companies shall be entitled to recover from Executive its reasonable attorneys’ fees and costs in obtaining any restraining order, preliminary or permanent injunction or any monetary judgment against Executive.

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(f)       If any portion of the provisions of this Section 5 is held to be unenforceable for any reason, including but not limited to the duration of such provision, the territory being covered thereby or the type of conduct restricted therein, the parties agree that the Court is authorized and directed to modify the duration, geographic area and/or other terms of such provisions to the maximum benefit of the Companies as permitted by law, and, as so modified, said provision shall then be enforceable.

(g)       The period of time during which the provisions of this Section 5 shall apply shall be extended by the length of time during which Executive is deemed to be in breach of any of the terms of this Section 5.

(h)       Executive agrees not to make negative comments or otherwise disparage the Companies or its affiliates or their respective officers, directors, other employees at the level of manager or above, or stockholders holding more than 5% of the Company’s outstanding common stock (or affiliates or principals of such stockholders) in any manner reasonably likely to be harmful to them or their business, business reputation or personal reputation. Notwithstanding the foregoing, nothing contained in this Section 5(h) shall prohibit Executive from (i) disclosing truthful information in pursuing or responding to valid claims if legally required (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) or (ii) exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934).

6.	WAIVER OF JURY TRIAL

Executive expressly waives a trial by jury and agrees not to plead or defend on grounds of adequate remedy at law or any element thereof in an action by the Company against Executive for injunctive relief or for specific performance of any obligation set forth in this Agreement.

7.	MISCELLANEOUS

(a)       Governing Law, Forum Selection and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to conflict of laws principals thereof. Executive and the Company hereby agree that any action initiated by or on behalf of either party seeking to interpret or enforce the terms of this Agreement shall only be brought in either the Circuit Court of the Twentieth Judicial Circuit, Lee County, Florida or the United States District Court for the Middle District of Florida. The parties consent to the exclusive jurisdiction and venue of said Courts and waive any challenge to personal jurisdiction. The terms of this Agreement may be enforced by the Company or its successors or assigns.

(b)       Severability. If any provision of this Agreement is held invalid or unenforceable, the remainder shall nevertheless remain in full force and effect. If any provision is invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

(c)       Entire Agreement. This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes and replaces in its entirety all prior agreements and understandings oral or written between the parties hereto with respect to the subject matter hereof, including, without limitation, the Prior Offer Letter and Prior Restrictive Covenant Agreement. No other representations, promises, agreements or understandings regarding the subject matter hereof shall be of any force or-effect unless in writing, executed by the party to be bound, and dated subsequent to the date hereof.

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(d)       Amendment. This Agreement may not be cancelled, changed, modified or amended orally, and no cancellation, change, modification or amendment hereof shall be effective or binding unless in written instrument signed by the Company and Executive. A provision of this Agreement may be waived only by written instrument signed by the party against whom or which enforcement of such waiver is sought.

(e)       Headings. The headings contained in this Agreement are for reference purposes only, and shall not affect the meaning or interpretation of this Agreement.

(f)       Notice. All notices, requests, demands or other communications to the Company and/or Executive under or relating to this Agreement shall be in writing to the address listed on the first page of this Agreement or Executive’s address of record with Company, respectively. Notice shall be duly given if in writing and delivered by hand or mailed by first class, registered mail, return-receipt requested, with postage and registry fees pre-paid

(g)       No Prior Non-Compete or Employment Agreement. Executive represents and warrants that he is not presently subject to any non-compete, restrictive covenant or like agreement that will preclude him from employment with the Company or in any away limit him in performing any obligations under this Agreement. Executive agrees and acknowledges that if he is subject to any such non-compete, restrictive covenant or other agreement, the Company will have no obligation to perform its duties under this Agreement or to continue employment. Further, Executive acknowledges and represents that as of the Effective Date, Executive has not committed any act that would reasonably give rise to a termination of employment for cause.

(h)       Interpretation and Construction. The parties agree that this Agreement shall be construed in favor of providing all reasonable protection to the legitimate business interests of the Company. The parties further agree that, in interpreting and enforcing this Agreement, the court shall not employ any rule of contract construction that requires the court to construe narrowly against the drafter of the Agreement and shall consider the Agreement as if each party participated equally in its preparation.

(i)       Survival. Executive’s obligations as set forth in Section 5 represent independent covenants by which Executive is and shall remain bound notwithstanding any breach or claim of breach by the Company, and shall survive the termination or expiration of this Agreement.

(j)       Acknowledgments. Executive acknowledges that he has read this Agreement, that he was given sufficient time and opportunity to review it and to consult an attorney regarding its terms and conditions, and that the Company has recommended to Executive that he consult an attorney prior to execution of this Agreement. Executive further acknowledges that, pursuant to Section 1, this Agreement does not alter Executive’s status as an employee-at-will or in any way limit the Company’s right to terminate the employment relationship at any time. Executive further acknowledges and agrees that the restrictions on competition set forth in this Agreement are reasonable and necessary for the protection of the Company and that agreement to and fulfillment of same are a material condition of employment or, as applicable, continued employment, with the Company. Executive agrees that should a court issue injunctive relief to enforce any term of this Agreement, or if a court (or jury) determine that Executive has breached any provision of this Agreement, Executive will reimburse the Company for all attorney’s fees and costs incurred in enforcing the terms of the Agreement, and Executive will also be liable for any other damages or relief permitted by law.

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IN WITNESS HEREOF, the parties have executed this Agreement as of the date first written above.

HERTZ GLOBAL HOLDINGS, INC.

By:	/s/ M. David Galainena
	Name:	M. David Galainena
	Title:	Executive Vice President, General Counsel and Secretary

PAUL STONE

By:	/s/ Paul Stone
	Name:	Paul Stone

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